Exhibit 5.1

May 3, 2017

Huttig Building Products, Inc.

555 Maryville University Drive

Suite 400

St. Louis, Missouri 63141

Re:	Registration Statement on Form S-8 for an additional two million (2,000,000) shares of Huttig Building Products, Inc. common stock, par value $0.01 per share, for issuance under the Huttig Building Products, Inc. 2005 Executive Incentive Compensation Plan.

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Huttig Building Products, Inc., a Delaware corporation (the “Company”), on May 3, 2017, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to an additional two million (2,000,000) shares (the “Additional Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to the Huttig Building Products, Inc. 2005 Executive Incentive Compensation Plan, as amended from time to time (the “Plan”), we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company’s Second Amended and Restated Certificate of Incorporation and amendments thereto, its Amended and Restated By-Laws and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

Based solely on the foregoing, we are of the opinion that the Additional Shares to be issued by the Company pursuant to the Plan have been duly authorized and, when issued by the Company in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ THOMPSON COBURN LLP